Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
THE DELTA AIR LINES, INC. OFFICER AND DIRECTOR SEVERANCE PLAN
AS AMENDED AND RESTATED AS OF JUNE 1, 2016,
DELTA AIR LINES, INC. MANAGEMENT INCENTIVE PLAN,
DELTA AIR LINES, INC. 2023 AND 2024 LONG-TERM INCENTIVE PROGRAMS AND
DELTA AIR LINES, INC. PERFORMANCE COMPENSATION PLAN

1.    Agreement. I, Michael Spanos, the undersigned and the individual named on the signature page hereto, wish to accept the benefits being offered by Delta Air Lines, Inc. (together with its subsidiaries and affiliates, “Delta” or the “Company”) under:
a.    the Delta Air Lines, Inc. Officer and Director Severance Plan, as amended and restated as of June 1, 2016, and as further amended from time to time (the “Plan”);
b.    the Delta Air Lines, Inc. Management Incentive Plan (the “MIP”) for 2024, the Delta Air Lines, Inc. 2023 Long-Term Incentive Program Award Agreement (the “2023 LTIP Award Agreement”) and the Delta Air Lines, Inc. 2024 Long-Term Incentive Program Award Agreement (the “2024 LTIP Award Agreement” and, together with the 2023 LTIP Award Agreement, the “LTIPs”), which plans provide for a pro-rated award in connection with my separation from the Company; and
c.    the Delta Air Lines, Inc. Performance Compensation Plan Award Agreement, dated June 20, 2023 (the “Initial Equity Award Agreement”).
In agreeing to participate in the Plan and to receive the other benefits described in Section 2 of this Separation Agreement and General Release (“Agreement”), I acknowledge I have carefully reviewed the provisions of the Plan, the Initial Equity Award Agreement, the MIP, the LTIPs, as well as this Agreement. I believe that executing this Agreement in order to receive the benefits under the Plan and the pro-rated awards under the 2024 MIP, the Initial Equity Award Agreement and the LTIPs is in my best interest and I acknowledge entering into this Agreement voluntarily and without coercion. I understand that capitalized terms that are not otherwise defined in this Agreement have the meanings ascribed to them under the Plan, the Initial Equity Award Agreement, the MIP or the LTIPs. I further acknowledge and agree that the date of my separation from Delta was or shall be September 1, 2024 (“Separation Date”). I also resign from any positions that I may hold with any Delta subsidiary or affiliate effective as of that same date.

2.    Separation Benefits. In exchange for voluntarily executing and returning this Agreement to Delta and satisfying all eligibility criteria set forth in the Plan, the Initial Equity Award Agreement, the MIP, the LTIPs and in this Agreement:
a.    Delta will provide me with:
i.    the benefits described in the Plan;
ii.     if payable under its terms, a pro-rated 2024 MIP Award as described in Section 7(a)(ii)(B) of the MIP;
iii.    the Pro Rata RS Portion of my Restricted Stock Award as described in Section A.3(a) of Appendix A of the 2023 LTIP Award Agreement and the 2024 LTIP Award Agreement;

iv.    an Adjusted Performance Award as described in Section B.4(a) of Appendix A of the 2023 LTIP Award Agreement and the 2024 LTIP Award Agreement;
v.    the Pro Rata PRSU Portion of my Performance Restricted Stock Units Award as described in Section C.6(a) of Appendix A of the 2023 LTIP Award Agreement and the 2024 LTIP Award Agreement; and
vi.    the Pro Rata RS Portion of my Restricted Stock Award as described in Section A.3(a) of Appendix A of the Initial Equity Award Agreement.
I understand that any benefits and payments made under the Plan, this Agreement, the Initial Equity Award Agreement, the 2024 MIP and the LTIPs will be subject to any required withholdings and payment of any applicable federal, state, and local taxes.
I acknowledge and agree that Delta will have no obligation to provide me with any benefits in connection with my employment relationship with Delta, or the termination of that relationship, except as described in the Plan, the Initial Equity Award Agreement, the 2024 MIP and the LTIPs, as they may be modified by this Agreement (other than any post-employment benefits in accordance with the respective terms of any retirement and welfare benefit plans in which I participated during my employment with Delta).
3.    General Waiver and Release. In exchange for the benefits that Delta is providing under the Plan, this Agreement, the Initial Equity Award Agreement, the 2024 MIP and the LTIPs, I hereby agree as follows:
    a.    Except for the rights and obligations provided by or arising under the Plan, this Agreement, and any rights I may have under any broad-based benefit plan sponsored by Delta, the Delta 401(k) Retirement Plan, the Delta Air Lines, Inc. Performance Compensation Plan (or any successor thereto), Delta’s vacation and Paid Personal Time policies regarding the eligibility of departing employees to receive payment for unused, earned vacation or Paid Personal Time, or any right I may have to indemnification by Delta, I hereby release, acquit, withdraw, retract and forever discharge any and all claims, causes of action, costs, or expenses, known or unknown, fixed or contingent, which I now have or may have hereafter, directly or indirectly, personally or in a representative capacity, against Delta, including its predecessors and successors, and its subsidiaries and affiliates and all of their respective current and former administrators, fiduciaries, parents, subsidiaries, plans, affiliates, members of the Boards of Directors, officers, directors, shareholders, representatives, agents, employees, plan administrators, and all other persons acting through or in connection with Delta, or its current and former predecessors, successors, subsidiaries, and affiliates (each a “Released Party”) by reason of any matter, conduct, claim, event, act, omission, cause or thing whatsoever, from the beginning of time to, and including, the date of execution of this Agreement, arising out of, related to, or in connection with my employment with and termination from Delta, its subsidiaries, or affiliates. This general waiver and release includes, but is not limited to, all claims, manner of actions, and causes of action, known or unknown, fixed or contingent, which arise under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Georgia Sex Discrimination in Employment Code; the City of Atlanta Fair Private Employment Ordinance; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Georgia Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Georgia Equal Employment for Persons with Disabilities Code; the Worker Adjustment and Retraining Notification Act; 42 U.S.C. §§ 1981 through 1988; the Employee Retirement Income Security Act of 1974; the Family Medical Leave Act; the National Labor Relations Act; the Genetic Information Nondiscrimination Act; the Immigration Reform and Control Act; the
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Fair Credit Reporting Act; Executive Order 11246; the Equal Pay Act of 1963; the Wendell H. Ford Aviation Investment and Reform Act for the 21st Century (AIR 21 ); the non-retaliation provisions of the Fair Labor Standards Act; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; any federal, state, or local statute, ordinance, or regulation providing protection for employees who report suspected violations of law or regulation; any other federal, state or local statute, ordinance, or regulation respecting discriminatory hiring or employment practices or civil rights laws based on protected class status or respecting any other employment practices requirements or protections (except for certain wage or leave benefits that may not be waived); common law claims of intentional or negligent infliction of emotional distress, defamation, negligent hiring, breach of contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, or wrongful termination of employment; and all other claims of any type or nature, including any claim in contract or tort, any claim for equitable relief or money damages (including compensatory and punitive damages), any claim for attorneys’ fees, and any claim for costs associated with any such alleged claim. I understand and intend that this Agreement shall discharge all claims against the Released Parties to the extent permitted by law, but shall not discharge claims arising out of any events which may occur after the date of execution of this Agreement.
    b.    I acknowledge, agree and hereby stipulate to the following: (i) during my employment with Delta, I was allowed to take all leave and afforded all other rights to which I was entitled under the Family and Medical Leave Act (“FMLA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any other applicable federal, state, or local law providing for an employee’s leave of absence for medical, family, civic, child-care, parental, military service, court, or volunteer related reasons (“Leave Law”) and (ii) Delta has not in any way interfered with, restrained, or denied my exercise of (or attempt to exercise) any right under the FMLA, the USERRA or any other applicable federal, state, or local Leave Law, nor terminated or otherwise discriminated against me for exercising (or attempting to exercise) any such rights.
    c.    Except as specifically provided in this Agreement, I acknowledge, agree and hereby stipulate to the following: (i) in connection with my employment with Delta and subsequent separation from employment, I have been paid all wages, commissions, compensation, accrued time-off, benefits, and other amounts that I am or was owed under the Fair Labor Standards Act (“FLSA”) or any other applicable federal, state, or local law or regulation providing for the payment of wages, commissions, compensation, meal periods, rest periods, benefits, accrued time-off, and time-of-payment (“Wage Law”) and (ii) I am not owed any back-pay, damages, penalties, or any other amounts due under the FLSA or any other applicable federal, state, or local Wage Law.
    d.    I understand that this Agreement shall discharge all claims against the Released Parties to the extent permitted by law, but shall not prohibit me from (i) responding accurately and fully to any question, inquiry or request for information when required by legal process; (ii) filing a charge or complaint with the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the Department of Labor, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission (each, a “Governmental Agency”); or (iii) disclosing information, reporting possible violations to, or participating in investigations or proceedings that may be conducted by any Governmental Agency. Further, such communications with any Governmental Agency will not be considered a breach of any other provision in this Agreement, including any non-disparagement or confidentiality provision. I am not required to contact the Company before engaging in any such communication.
    e.    Except as necessary to enforce the terms of this Agreement and subject to Section 3.d. I agree that neither I, nor anyone acting on my behalf (other than a Governmental Agency), will sue any
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Released Party based on any claim released under this Agreement. In the event that I sue, or anyone acting on my behalf (other than a Governmental Agency) sues, any Released Party based on any claim released under this Agreement, I will, subject to Section 3.d., hold each Released Party harmless from any claim asserted in such lawsuit, as well as all costs and expenses, including attorneys’ fees, arising from the defense of such claim. Regardless of who, including a Governmental Agency, pursues such a claim I will accept no payment or other benefit as a result of such lawsuit or any settlement thereof unless such a limitation is prohibited by law.
    f.    I execute this Agreement with full knowledge and understanding that there may be issues, actions, claims, and matters that are not now known by me and that any payment or benefits conferred in consideration of this Agreement are accepted as final. I execute this Agreement understanding and acknowledging the significance and consequences of waiving such unknown issues, actions, claims, and matters. Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, I hereby expressly acknowledge that this general release is intended to and does include and discharge, without limitation, all issues, actions, claims, and matters that I do not know about, or suspect to exist, at the date of the execution of this Agreement and that this Agreement contemplates the extinguishment of all such issues, actions, claims, and matters.
    g.    I represent and agree that I am not aware of any acts committed by the Released Parties that violate any federal, state or local statute, ordinance, regulation or any other applicable law.
4.    No Admissions. This Agreement is not to be construed in any way as an admission by any of the Released Parties that they have violated any federal, state or local statute, ordinance or regulation, or violated any Delta policy.
5.    Waiver of Age Discrimination Claims. I understand that there may be numerous, valuable rights under federal, state and local law, including rights under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), which I am waiving by executing this Agreement. In connection with this and regardless of ADEA coverage, I hereby certify that:
    a.    This Agreement, the Plan, the Initial Equity Award Agreement, the MIP and the LTIPs are written in a manner that is understandable to me.
    b.    I am receiving valuable consideration under this Agreement to which I would not otherwise be entitled.
    c.    The payments and other consideration set forth in this Agreement, the Plan, the Initial Equity Award Agreement, the MIP and the LTIPs constitute full, fair, and adequate consideration for the affirmations, waivers, releases, discharges, and other agreements made by me in this Agreement.
    d.    I have been advised in writing, including this Agreement, to consult with an attorney prior to executing this Agreement.
    e.    I understand that this Agreement is a general release of Delta and the other Released Parties from any past or existing claim or potential claim, known or unknown, including any claim or potential claim relating to my employment relationship with Delta, and the termination of that relationship.
    f.    I have been given a period of 45 days in which to consider whether to sign this Agreement and to consult with an attorney, accountant, tax advisor, spouse, or any other person. I either
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have used this full 45-day period to consider this Agreement or have voluntarily chosen to execute this Agreement before the end of that period.
    g.    I acknowledge and agree that I have been provided a copy of the Plan, the Initial Equity Award Agreement, the MIP and the LTIPs, which includes a description of benefits provided under each plan or program and eligibility for benefits under each plan or program.
    h.    I understand that insofar as it extends to claims under the ADEA, I have seven calendar days after signing to revoke this Agreement by giving written notice to Delta. To revoke this Agreement, I must notify Delta of the intent to revoke through a signed statement delivered to Kelley Elliott, Vice President – HR Services & Total Rewards, Delta Air Lines, Inc., ATG Department 948, 1030 Delta Blvd., Atlanta, Georgia 30354-6001, or to such other person and address as Delta may designate in writing, on or before the last day of the seven-day period. I acknowledge that this Agreement will not take effect until eight calendar days after I sign this Agreement unless I have already exercised my revocation right. If I revoke this Agreement, it shall immediately be void and of no further force or effect and I will not receive the severance benefits referred to in this Agreement; otherwise, this Agreement will be fully effective and enforceable on the eighth calendar day after I sign this Agreement.
    i.    I have not been coerced in any way to execute this Agreement.
6.    Return of Property. I agree that all property belonging to Delta, including records, files, memoranda, reports, personnel information (including corporate records, benefit files, training records, customer lists, operating procedure manuals, safety manuals, financial statements, price lists and the like), relating to the business of Delta, whether in physical or electronic form, with which I have come in contact during the course of my employment (hereinafter “Delta’s Materials”) shall, as between the parties hereto, remain the sole property of Delta. I hereby warrant that I have returned all originals and copies of Delta’s Materials to Delta or will return such material on or before the Separation Date.
7.    Cooperation. I agree that I shall, to the extent requested in writing and reasonable under the circumstances, cooperate with and serve in any capacity requested by Delta in any pending or future litigation or other legal matter in which Delta has an interest, and regarding which I, by virtue of my employment with Delta, have knowledge or information relevant to the litigation or matter. Delta shall reimburse me for reasonable and necessary out-of-pocket expenses that I incur in connection with such cooperation.
8.    Confidential or Proprietary Information
a.    I acknowledge that, during the term of my employment with Delta, I had access to, and acquired knowledge of, non-public, secret, confidential, and proprietary documents, materials, and other information, in tangible and intangible form (including, without limitation, retained mental impressions), of and relating to Delta and its businesses and existing and prospective customers, vendors, partners, investors, and associated third parties, and other persons and entities that have entrusted documents, materials, or information to Delta in confidence (collectively “Confidential or Proprietary Information”). I hereby agree that I will hold in a fiduciary capacity for the benefit of Delta, and shall not directly or indirectly make use of, on my own behalf or on behalf of others, or disclose to any person, concern, or entity, any Confidential or Proprietary Information, whether or not such Confidential or Proprietary Information was developed or compiled by me and whether or not I was previously authorized to access or use such Confidential or Proprietary Information. I understand and agree that Confidential or Proprietary Information developed or compiled by me in the course of my employment by Delta is subject to the terms and conditions of this Agreement as if Delta furnished the same Confidential or Proprietary Information to me in the first instance. I
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understand and acknowledge that my confidentiality obligations under this Agreement shall continue until five years after the Separation Date, provided that the confidentiality obligation for Confidential or Proprietary Information consisting of Trade Secrets (as defined in Section 9 below) shall remain in effect for so long as governing law allows.
b.    For purposes of this Agreement, Confidential or Proprietary Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to any of the following, whether related to Delta or any existing or prospective customers, vendors, partners, investors, or associated third parties of Delta, or of any other person or entity that has entrusted information to Delta in confidence: Trade Secrets; business processes, practices, policies, procedures, and methods of operation; product and service development plans and strategies; business development plans and strategies; research development plans and strategies; plans, strategies, and agreements related to the sale of assets; marketing and sale of repair and maintenance of aircraft for third parties; marketing, alliance, advertising, and sales plans and strategies; techniques, ideas, know-how, concepts, technologies, processes, inventions, discoveries, developments, drawings, sketches, notes, unpublished patent applications, reports, and original works of authorship; software, data, databases, algorithms, experimental processes and results; manuals, records, device specifications, and configurations; existing or prospective agreements, contracts, negotiations, and associated terms, plans, and strategies; alliance agreements, plans, and processes; pricing information and lists; customer lists, information, plans, and strategies; supplier and vendor lists, information, plans, and strategies; financial and accounting information, records, and projections; financial and advertising plans and strategies; personnel data; compensation and incentive programs for employees; personally identifiable information regarding employees, contractors, applicants, and others; and training plans and strategies. I understand and acknowledge that the above list is not exhaustive, and that Confidential or Proprietary Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
c.    The term “Confidential or Proprietary Information” does not include information that has: (i) become generally available to the public by the act of one who has the right to disclose such information; (ii) been independently developed and disclosed by others; and (iii) otherwise entered the public domain through lawful means. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting confidential or proprietary information.
9.    Trade Secrets
a.    I further acknowledge that, during the term of my employment with Delta, I had access to, and acquired knowledge of, Confidential or Proprietary Information that fits within the definition of “trade secrets” under the law of the State of Georgia and/or the law of the United States, including, without limitation, information regarding Delta’s present and future operations, its financial operations, research and development plans and strategies, marketing plans and strategies, alliance agreements and relationships, its compensation and incentive programs for employees, and the business methods used by Delta and its employees and existing and prospective customers, vendors, consultants, partners, investors, and other associated third parties, and other information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (each, a “Trade Secret”). I hereby agree that, for so long as such information remains a Trade Secret as defined by Georgia law and/or the law of the United States, I will hold in a fiduciary capacity for the benefit of Delta and will not directly or indirectly make use of, on my own
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behalf or on behalf of others, any Trade Secret, or transmit, reveal or disclose any Trade Secret to any person, concern or entity. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets.
b.    I am notified by the virtue of this provision that the Defend Trade Secrets Act of 2016 (the “DTSA”) provides for immunity from liability under any federal or state trade secret law for any confidential disclosure of a trade secret as defined by the DTSA that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if that disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
10.    Confidentiality of Agreement. Subject to the provisions of Section 3.d. above, I agree that the nature, terms, conditions, and substance of this Agreement are strictly confidential and shall be kept confidential by me and all of my attorneys and family members and shall not be disclosed at any time to any other person or entity whomsoever without the prior written consent of Delta, except as to the settlement amounts which may be disclosed solely: (a) as necessary in the course of preparing and filing appropriate tax returns or dealing with federal or state taxing authorities and (b) in the performance of personal or business financial planning. In addition, any term hereof may be disclosed during any lawsuit or other proceeding brought to enforce the terms of this Agreement or as required pursuant to valid subpoena or court order. I agree that upon the receipt of a subpoena or other court or administrative order for information contained in or regarding the nature, terms, conditions, or substance of this Agreement, I shall, within five days, notify Delta in writing of such request and shall give Delta the opportunity to object to the disclosure of such information before responding to any such request.
11.    Non-Competition Agreement
    a.    I acknowledge and agree with the following:
i.    Delta competes in a worldwide air transportation market that includes passenger transportation and services, air cargo services, repair and maintenance of aircraft for third parties, vacation wholesale, refinery operations and Delta’s business is both domestic and international in scope;
ii.    the airlines listed or described below and the related businesses listed on Exhibit 1 hereto are particular competitors to Delta and my employment or consulting with any of the listed or described entities would create more harm to Delta than would my possible employment or consulting with other companies;
iii.    during my employment with Delta as Executive Vice President – Chief Operating Officer, I have been closely involved in the planning for or the direction of critical components of Delta’s operation and business and have developed or supplemented my expertise and skills as the result of such activities with Delta, and the use of such skills or disclosure of the details of such skills or knowledge to a competitor of Delta would be detrimental to Delta’s legitimate business interests; and
iv.    the restrictions imposed by this Section 11 will not prevent me from earning a livelihood, given both the broad demand for the type of skills I possess as well as the large number of worldwide and domestic passenger and cargo air carriers and related businesses not included in Section 11.b or Exhibit 1 hereto.
b.    During the one-year period following the Separation Date, I will not on my own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or
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enterprise, whether as an employee, consultant, partner or in any other capacity provide services that are the same or similar to the services of the type conducted, authorized, offered or provided by either me or any other executive, key, or professional employee of Delta or any of its subsidiaries/divisions within two years prior to my termination of employment, to:
i.    any of the following entities (including any successors thereto), any airline alliances (including Star Alliance and Oneworld) or airline industry associations (including Airlines for America and International Air Transport Association) in which such entity participates, and any partially or wholly owned subsidiary or joint venture of such entity that operates an airline or a business operated by Delta as of the Grant Date: Alaska Air Group, Inc., Amazon Air, American Airlines Group, Inc., Frontier Group Holdings, Inc., Jet Blue Airways Corporation, Southwest Airlines Co., Spirit Airlines, Inc., United Airlines Holdings, Inc., Avianca S.A., Emirates Group, Etihad Airways P.J.S.C., International Consolidated Airlines Group, S.A. or Qatar Airways Company Q.C.S.C.;
ii.    any passenger or cargo air carrier that is more than 25% owned by Emirates Group, Etihad Airways P.J.S.C. or Qatar Airways Company Q.C.S.C.;
iii.    if not included in clause i. or ii. above, any foreign air carrier that operates passenger or cargo service into the United States or its territories more than 35 flights per week for more than six months in any rolling 12-month period; provided, however, this clause iii. shall not apply to employment with LATAM Airlines Group S.A. or Delta profit sharing joint venture partners Aerovías de Mexico, S.A. de C.V. (Aeromexico), Air France KLM Group, Korean Air Lines Co., LTD or Virgin Atlantic Airways Limited; or
iv.    any of the entities listed on Exhibit 1 hereto, provided that I (1) was employed by a Delta subsidiary or I had a significant role with and spent more than 75% of my time providing services to a Delta subsidiary or (2) was employed in Delta’s TechOps or Delta Connection division.
These restrictions will apply to the territory over which I had responsibility on the Separation Date, which territory I acknowledge to be co-extensive with the cities encompassed by Delta’s worldwide route structure, as it exists as of the Separation Date.
c.    Nothing in this Section 11 will restrict my employment in any position, function, or role with any airline or entity not defined in Section 11.b or Exhibit 1 hereto. Further, notwithstanding anything in this Section 11.b to the contrary, these restrictions shall not apply to employment with Airco Aviation Services, LLC (“Airco”), or its directly or indirectly wholly owned subsidiaries, including Unifi Aviation, LLC, for any period during which Delta owns at least 40% of Airco.
12.    Employee Non-Solicitation Agreement. During the one-year period following the Separation Date, I will not directly or indirectly (on my own behalf or on behalf of any other person, company, partnership, corporation or other entity), employ or solicit for employment any individual who is a management or professional employee of Delta, for employment with any entity or person other than Delta, or encourage or induce any such person to terminate their employment with Delta. The restrictions set forth in this Section 12 shall be limited to those Company management or professional employees who: (i) were employed by Delta during my employment in a management or professional job with Delta and (ii) with whom I had material professional contact during my employment with Delta.
13.    Non-Solicitation of Customers Agreement. During the one-year period following the Separation Date, I will not directly or indirectly (on my own behalf or on behalf of any other person, company,
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partnership, corporation or other entity) induce or attempt to induce any customer or prospective customer, supplier, licensee or other business relation of Delta to cease doing business with Delta or in any way interfere with the relationship between Delta and any customer, supplier, licensee or other business relation of Delta.
14.    No Statements. Subject to the provisions of Section 3.d., I agree that I will not:
a.    make any oral or written statement or take any other action, which disparages or criticizes Delta or any of its present or former subsidiaries or affiliates or any of their present or former officers, directors, or employees (the “Delta Parties”), including, but not limited to any such statement that damages the Delta Parties’ good reputation or impairs their normal operations or activities; or
b.    initiate or solicit claims against the Delta Parties or otherwise directly or indirectly encourage or support any claim that has been or in the future is asserted by a third party against the Delta Parties arising out of, related to, or in connection with any matter arising on or before the date of this Agreement.
15.    Former Employee Vendor Policy. I hereby agree that, during the one-year period following the Separation Date, I will be subject to and shall comply with the Company’s Restriction on Former Employees’ Work with Vendors policy, as in effect on the Separation Date.
16.    Arbitration. I hereby agree that except as expressly set forth below, all disputes and any claims arising out of or under or relating to this Agreement, including without limitation, any dispute or controversy as to the validity, interpretation, construction, application, performance, breach or enforcement of this Agreement or any of its terms, shall be submitted for, and settled by, mandatory, final and binding arbitration in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association. Unless an alternative locale is otherwise agreed to in writing by the parties to this Agreement, the arbitration shall be conducted in the Atlanta, Georgia. The arbitrator will apply Georgia law to the merits of any dispute or claim, without reference to rules of conflicts of law. Any award rendered by the arbitrator shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. I hereby consent to the personal jurisdiction of the state and federal courts located in the State of Georgia with venue in the City of Atlanta for any action or proceeding arising from or relating to any arbitration under this Agreement. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys’ fees and expenses incurred in connection with the arbitration. However, Delta will pay all fees associated with the American Arbitration Association and the arbitrator. All parties must initial here for this Section 16 to be effective:
/s/ MS Michael Spanos
/s/ KE Delta Air Lines, Inc., Kelley Elliott, Vice President – HR Services & Total Rewards
17.    Injunctive Relief in Aid of Arbitration; Forum Selection. I hereby acknowledge and agree that the provisions contained in Sections 8 through 15 of this Agreement are reasonably necessary to protect the legitimate business interests of Delta, and that any breach of any of these provisions will result in immediate and irreparable injury to Delta for which monetary damages will not be an adequate remedy. I further acknowledge that if any such provision is breached or threatened to be breached, Delta will be entitled to seek a temporary restraining order, preliminary injunction, or other equitable relief in aid of arbitration in any court of competent jurisdiction, without the necessity of posting a bond, restraining me from continuing to commit any violation of the covenants, and I hereby irrevocably consent to the
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jurisdiction of the state and federal courts of the State of Georgia, with venue in the City of Atlanta, which shall have jurisdiction to hear and determine any claim for a temporary restraining order, preliminary injunction, or other equitable relief brought against me by Delta in aid of arbitration.
18.    Consequences of Breach. Furthermore, I acknowledge that, in partial consideration for the payments and benefits described in the Plan, the Initial Equity Award Agreement, the MIP, the LTIPs and this Agreement, Delta is requiring that I agree to and comply with the terms of Sections 8 through 15 and I hereby agree that without limiting any of the foregoing, should I violate any of the terms of Sections 8 through 15, I: (a) will not be entitled to and shall not receive any benefits under the Plan, the Initial Equity Award Agreement, the 2024 MIP, the LTIPs and this Agreement and (b) shall repay to Delta all cash compensation I have received under the Plan, the 2024 MIP and the LTIPs.
19.    Tolling. I further agree that in the event the enforceability of any of the restrictions as set forth in Sections 11 through 13 of this Agreement are challenged and I am not preliminarily or otherwise enjoined from breaching such restriction(s) pending a final determination of the issues, then, if an arbitrator, or upon review of any arbitrator’s decision, a court, concludes that the challenged restriction(s) is enforceable, the time period set forth in such Section(s) shall be deemed tolled upon the filing of the arbitration or action seeking injunctive or other equitable relief in aid of arbitration, whichever is first in time, until the dispute is finally resolved and all periods of appeal have expired.
20.    Governing Law. Unless governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws of that State. This shall not prevent Delta from pursuing claims and receiving relief under both Georgia and federal law.
21.    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY DISPUTE CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF DELTA OR ME, OR ANY EXERCISE BY DELTA OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR DELTA TO ISSUE AND ACCEPT THIS AGREEMENT.
22.    Validity; Severability. In the event that one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions in this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein. The invalidity, illegality, or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
23.    Successors. This Agreement shall be binding upon, and inure to the benefit of me, Delta, and each of our heirs, administrators, representatives, executors and assigns. This Agreement shall be binding upon and inure to the benefit of Delta and its successors, and past, current and future fiduciaries, directors, shareholders, administrators, subsidiaries, agents, employees, and assigns.
24.    Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.
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25.    Entire Agreement. This Agreement (along with the respective terms of any retirement and equity-based benefit plans in which I participated during my employment with Delta) sets forth the entire Agreement between Delta and me and supersedes any other written or oral agreement concerning the subject matter hereof. No representations, statements, or inducements have been made to me concerning this Agreement other than the representations and statements contained and memorialized in this Agreement.
26.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.
27.    Offset. To the extent permitted by law, the Company may set off against and I authorize the Company to deduct from any payments due me or to my estate, heirs, legal representatives or successors, any amounts that may be due and owing to the Company by me, whether arising under the Plan, this Agreement or otherwise; provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such amounts due or owed to the Company.
* * * *
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IN WITNESS WHEREOF, Delta has executed this Agreement on the 23rd day of August, 2024, and Michael Spanos has executed this Agreement on the date indicated below.

/s/ Michael Spanos
Michael Spanos
Date: August 22, 2024

/s/ Kelley Elliott
Kelley Elliott
Vice President – HR Services & Total Rewards
Delta Air Lines, Inc.

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Exhibit 1
Subsidiary and Company Division Competitors
1.    If I was employed by, or had a significant role with and spent more than 75% of my time providing services to Delta Vacations, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 11.b.iv of this Agreement: ALG Vacations; Classic Vacations, LLC; Costco Travel; FC USA, Inc.; Sun Country Vacations; and Travel Impressions.
2.    If I was employed by, or had a significant role with and spent more than 75% of my time providing services to Monroe Energy, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 11.b.iv of this Agreement: Energy Transfer LP; PBF Energy Inc.; Phillips 66 Company; and Sunoco LP.
3.    If I was employed by, or had a significant role with and spent more than 75% of my time providing services to Endeavor Air, Inc., the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 11.b.iv of this Agreement: Air Wisconsin Airlines Corporation; CommuteAir LLC; Envoy Air, Inc.; Horizon Air Industries, Inc.; Jazz Aviation , LP; Mesa Air Group, Inc.; Piedmont Airlines, Inc.; PSA Airlines, Inc.; Republic Airways Holdings Inc.; Skywest, Inc.; and Trans States Holdings, Inc.
4.    If I was employed by the Company in its TechOps division, the following entities (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 11.b.iv of this Agreement: AAR Corp.; GE Aviation Service Operation LLP, GE Aviation Systems Group Limited, GE Aviation Systems North America, Inc. GE Aviation UK; Honeywell International , Inc.; Hong Kong Aircraft Engineering Company LTD (HAECO) (Americas and international); Lufthansa Technik AG; the MTU Maintenance businesses of MTU Aero Engines (domestic and international); Pratt & Whitney; Singapore Technologies Aerospace Ltd.; and Raytheon Technologies Corporation.
5.    If I was employed by the Company in its Delta Connection division, the following entities (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 11.b.iv of this Agreement: Air Wisconsin Airlines Corporation; CommuteAir LLC; Envoy Air, Inc.; Horizon Air Industries, Inc.; Jazz Aviation, LP; Mesa Air Group, Inc.; Piedmont Airlines, Inc.; PSA Airlines, Inc.; Republic Airways Holdings Inc.; Skywest, Inc.; and Trans States Holdings, Inc.
6.    If I was employed by, or had a significant role with and spent more than 75% of my time providing services to Delta Material Services, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 11.b.iv of this Agreement: AAR Corp; AerSale, Inc.; AJ Walter Aviation Limited; GA Telesis, LLC; Unical Aviation , Inc.; and VAS Aero Services, LLC.
7.    If I was employed by, or had a significant role with and spent more than 75% of my time providing services to Delta Flight Products, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 11.b.iv of this Agreement: Airbus SE; Collins Aerospace; EnCore Aerospace LLC; Gulfstream Aerospace Corporation (excluding corporate parent); Hong Kong Aircraft Engineering Company Limited (HAECO); JAMCO Corporation; Panasonic Avionics Corporation
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(excluding corporate parent); Safron Group; ST Engineering Group; Thales Group; and The Boeing Company.
8.    If I was employed by, or had a significant role with and spent more than 75% of my time providing services to Delta Professional Services, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 11.b.iv of this Agreement: CAE Inc., CCL Aviation and FlightSafety International Inc. (excluding corporate parent).
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